Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

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DICKINSON, ND 58601

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Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Third Quarter 2012



Gerald Bachmeier
CEO

The ethanol industry faced many challenges during the most recent quarter, primarily with regards to ethanol supply and demand. With the elimination of the Volumetric Ethanol Excise Tax Credit on December 31, 2011 and record production during the fourth quarter of 2011, the industry set itself up for record negative margins. This negative margin environment being a direct result of ethanol inventory levels as high as 28 days. High ethanol supply combined with an actual decrease in gasoline demand was the 'perfect storm' with regards to margins. Throw in some commodity volatility on the corn side and to put it mildly, our risk management committee has had its hands full.

Putting these negatives aside, we continue to focus our efforts on things within our control. One example being implementation of our corn oil extraction system which after some hiccups at the outset, is now performing close to expectations and is generating >3,000 gallons of corn oil per day. Also as was reported to the members at the last annual meeting, we are now fully realizing the benefits of our debt refinance with substantial savings in interest expense that Kent will expand on in his financial report. Another decision we made in late June was to shift our regularly scheduled fall shutdown from October to July. This was primarily done to take care of some necessary maintenance at the plant, most importantly some piping changes to the evaporators which would increase our corn oil yield. These changes have worked out as well as had been expected, resulting in almost a 50% yield increase on our daily corn oil production.

On the corn side, we continue to hear rumblings of a possible waiver to the RFS and rather than be concerned about the potential impact to the ethanol industry, we are more concerned about the precedent any Washington intervention might set. Our view is that as distressing as this year's drought is, it truly needs to be viewed as a short-term supply/demand issue. A recent report from Growth Energy clearly shows that the market is already dealing with rationing as plants shutdown or slow production to approximately 83% of capacity to ration corn use. Our view is that if the ethanol mandate is waived, it is very likely that the beneficiaries could very likely be foreign countries as they will see the short-term price drop (a likely result of the intervention), will step in and buy up 'discounted corn', and the intended beneficiaries of the intervention (the livestock or poultry industries) could possibly see no benefit at all. But once again, the RFS waiver talk is yet another example of market forces beyond our control.

Regardless of what Washington does with regards to the RFS, as mentioned above our focus is and will continue to be to focus on items within our control. This includes things like benefitting from the decision to move our fall maintenance shutdown from October to July as this will allow us to run the plant steady through harvest. We are confident this will be well received by many of our corn producers who in the past have seen us shut down for October maintenance at the same time they are taking corn off the field. We will also be analyzing margins to determine if it makes business sense to pile corn as we did last year. Delivery hours will also be adjusted to accommodate producers during harvest.

In closing, I'd like to share with the members that even though the financial results from this past quarter were painful for RTE, we feel fortunate that both our balance sheet and operations have been strengthened enough recently to be able to 'weather' storms like these. This includes the significant debt reduction that has been well reported to the members and also significant progress with our emissions compliance. We will continue our efforts to provide you with a return on your investment in Red Trail and appreciate your continued support of those efforts.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC 3682 Highway 8 South PO Box 11 Richardton, ND 58652
(701) 974-3308 Grains Line (701) 974-3880 Fax (701) 974-3309

Corn Update



Ryan Wiege

Corn Buyer

Greetings from the Grains Department at RTE!

As summer is winding down we have begun gearing up for the upcoming corn harvest. After going through an extended stretch of less than ideal growing conditions in many areas of North Dakota this summer, the reports coming in from our corn producers are very encouraging. For the most part, the corn seemed to handle the dry and hot conditions we've experienced, which is good news for both our producers and RTE.

With the increased corn acres we have seen in ND and the anticipation of a good upcoming corn crop we are looking forward to a busy harvest season. I look forward to visiting with each and every one of you in the upcoming months about corn marketing options we have available. Please feel free to call me anytime to discuss the different options we have to offer.

In closing, I would like to make you all aware of a new option we've just recently added to our website under the 'Commodity Bids' tab. After logging onto our website, www.redtrailenergyllc.com, and clicking the 'Commodity Bids' tab you will notice an option directly under the bid sheet labeled "text messaging bids". Here you will be able to create an account and sign up to have our cash bids sent directly to your phone via text messaging. I am also more than happy to set up your account for you, just give me a call and we will get it done.

On behalf of all of us at RTE I would like to thank you for your continued business.

Ryan can be reached at 974-3880 or 690-1486. His email address is Ryan@redtrailenergy.com

Ethanol likely to stay even if mandate ends

Mario Parker, Bloomberg News

Ethanol, the best-performing energy commodity this year, is cheaper than gasoline, encouraging refiners to use the biofuel even if President Obama's administration ends a requirement to do so.

A 44 cent-per-gallon discount to gasoline provides companies including Exxon Mobil Corp. and Valero Energy Corp. an opportunity to profit by blending the corn-based additive into fuel, while easing prices at the pump for consumers. Marketers may use ethanol as they look for the cheapest way to boost engine performance and reduce pollution.

The most severe U.S. drought in 56 years has prompted lawmakers from both parties to ask the Obama administration to suspend the mandate because of the potential impact on food costs. Ethanol will consume 42 percent of this year's corn crop, according to government estimates, up from 41 percent last year. The biofuel has been blended into more gasoline than ever this year, Energy Department data show.

"It's just ingrained in the supply and distribution and it's having a moderating effect on pump prices," John Kilduff, a partner at Again Capital, a New York-based hedge fund that focuses on energy, said by phone. "As long as they were still allowed to use it, most would. The lower price and just the logistics of taking it out, most would still use it."

The price of denatured ethanol has climbed 21 percent this year, more than the 16 percent gain for gasoline on the New York Mercantile Exchange.

Still, the biofuel is 14 percent cheaper than gasoline with which it's mixed.

E85 helps operator of fun parks cut costs

KSFY-TV

Thunder Road Family Fun Parks, which has locations in South Dakota and North Dakota, is the first family fun park operator in the U.S. to use E85 in its go-karts. Using E85 is good for farmers, the environment and the bottom line, said Ryan Friez, the company's general manager. "We got a thousand-gallon tank over there, and every time you fill it, it's a thousand dollars saved by running E85. And we fill it several times a year and it becomes a huge savings," Friez said.

FINANCIALS

Financial Report



Kent Anderson
CFO

This past quarter was a tough quarter financially for Red Trail, ending with a net loss of ~$4.3 million. Fortunately the issues involved were very much industry-wide vs. specific to Red Trail but nevertheless, a loss this large is not enjoyable to report. We continue to work hard at operating the plant as efficiently as possible but when the average ethanol price for the quarter is $2.03 versus average corn price of $6.68/bushel, the numbers simply do not add up to a positive net income. A couple positives to report are interest and general/administrative expense which both experienced substantial decreases for the quarter on a comparative basis: Interest expense was down $313k (~58%) and general/administrative expenses were down ~$113k (~19%). Unfortunately these expense reductions were more than offset by the ~$4.0 million negative swing in comparative gross profit, with the biggest contributor to the gross profit swing being the price of ethanol at ~$0.49 (~19%) lower per gallon compared to the same period last year. Fortunately the decision to move our normal fall maintenance shutdown to July worked in our favor as crush margins improved significantly from the time we shut-down to when the plant started up again in early August. We have also seen a significant improvement in our corn oil yield since starting back up. This additional by-product revenue becomes even more critical with the volatile crush margin environment we have experienced the past two quarters. If you have any questions about any of RTE's publicly filed financial information, please contact me.

Statements of Operations	For the three months ended June 30, 2012 (unaudited)	%	For the three months ended June 30, 2011 (unaudited)	%
Revenues	$33,908,133	100.00%	$35,142,332	100.00 %
Gross Profit (Loss)	($3,762,009)	(11.09%)	$277,220	0.79%
Net Income (Loss)	**($4,291,284)**	**(12.65%)**	**$213,875**	**0.62%**
Net Income/(Loss) Per unit-Basic	($0.11)		$0.00	
Average Units Outstanding—Basic	40,213,973		40,193,973	

Balance Sheets	June 30, 2012 (Unaudited)	September 30, 2011 (Audited)
Total Assets	$73,005,767	$89,197,878
Total Liabilities	$29,814,902	$42,421,447
Members Equity	$43,190,865	$46,776,431
Book Value per Unit	$1.08	$1.17
Debt to equity ratio	0.69	0.91

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